Exhibit 99.1

          Intel Updates Third-Quarter Business Expectations;
     Revenue Expected to be Between $8.3 Billion and $8.6 Billion

    SANTA CLARA, Calif.--(BUSINESS WIRE)--Sept. 2, 2004--Intel Corporation expects revenue for the third quarter to be between $8.3 billion and $8.6 billion, as compared to the previous range of $8.6 billion to $9.2 billion.
    Worldwide demand for Intel Architecture products is trending below previous expectations driven by lower than expected end demand along with customer reductions in component inventory levels. Communications revenue is weaker than anticipated primarily due to lower than expected growth in flash memory shipments.
    The third-quarter gross margin percentage is now expected to be approximately 58 percent, plus or minus a couple of points, as compared to the previous expectation of 60 percent, plus or minus a couple of points. The gross margin percentage for 2004 is now expected to be between 58 percent and 60 percent, as compared to the previous range of 60 percent, plus or minus a couple of points.
    Spending for the third quarter is now expected to be approximately $2.4 billion, below the previous expectation of approximately $2.5 billion. The tax rate for the third quarter is now expected to be approximately 29.5 percent, below the previous expectation of approximately 31 percent, reflecting the expectation that a higher percentage of profits will be generated in lower-tax jurisdictions. The tax rate for the fourth quarter is expected to be 30.5 percent, below the previous expectation of approximately 31 percent. All other expectations are unchanged.
    This Business Update is a scheduled update to the company's Business Outlook for the quarter, which ends Sept. 25. Intel's third-quarter Business Outlook was originally published in the company's second-quarter 2004 earnings release, available at www.intc.com. The company will discuss this update during a public webcast at 2:30 p.m. PDT today at www.intc.com, with a replay available until Oct. 12.
    Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.

    This Business Update and the July 13 Business Outlook are forward looking and involve a number of risks and uncertainties. This Business Update does not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after Sept. 1, 2004. The following are what we presently consider to be the important factors that could cause actual results to differ materially from our published expectations.
    Demand for Intel's products, which impacts revenue, the gross margin percentage and expenses, is affected by business and economic conditions as well as computing and communications industry trends and changes in customer order patterns. Revenue and the gross margin percentage are affected by competing chip architectures and manufacturing technologies, competing software-compatible microprocessors, pricing pressures and other competitive factors, as well as market acceptance of Intel's new products, the availability of sufficient inventory to meet demand, the availability of externally purchased components or materials and the development and timing of introduction of compelling software applications and operating systems that take advantage of the features of Intel's products. Future revenue is also dependent on continuing technological advancement, including developing and implementing new processes and strategic products, as well as the timing of new product introductions, sustaining and growing new businesses and integrating and operating any acquired businesses. The gross margin percentage varies with revenue levels, product mix and pricing, changes in unit costs, capacity utilization and the existence of excess capacity, and the timing and execution of the manufacturing ramp, including the ramp of 90 nm process technology on 300 mm wafers, and associated costs. The gross margin percentage could also be affected by excess or obsolete inventory, variations in inventory valuation and impairment of manufacturing or assembly and test assets. Expenses, particularly certain marketing and compensation expenses, vary depending on the level of revenue and profits.
    The tax rate expectation is based on current tax law and current expected income, and assumes Intel continues to receive tax benefits for export sales. The tax rate may be affected by the closing of acquisitions or divestitures, the jurisdiction in which profits are determined to be earned and taxed, the resolution of issues arising from tax audits with various tax authorities and the ability to realize deferred tax assets.
    The expectation regarding gains or losses from equity securities and interest and other assumes no unanticipated events and varies depending on equity market levels and volatility, gains or losses realized on the sale or exchange of securities, impairment charges related to non-marketable and other investments, interest rates, cash balances, and changes in fair value of derivative instruments. Expectations of impairment charges on investments are based on experience, and it is not possible to know which specific investments are likely to be impaired or the extent or timing of individual impairments.
    If terrorist activity, armed conflict, civil or military unrest or political instability occurs in the United States, Israel or other locations where Intel conducts its business, such events may disrupt manufacturing, assembly and test, logistics, security and communications, and could also result in reduced demand for Intel's products. The impacts of major health concerns or of large-scale outages or interruptions of service from utility or other infrastructure providers, on Intel, its suppliers, customers or other third parties could also adversely affect Intel's business and impact customer order patterns. Results could also be affected by adverse effects associated with product defects and errata (deviations from published specifications) and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and/or regulatory matters described in Intel's SEC reports, as well as other risk factors listed in Intel's SEC reports, including the report on Form 10-Q for the quarter ended June 26, 2004.

    *Intel is a trademark or registered trademark of Intel Corporation or its subsidiaries in the United States and other countries.